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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 12b-25

                        NOTIFICATION OF LATE FILING

(Check One): [ ]  Form 10-K   [ ] Form 20-F   [X]  Form 10-Q    [ ]  Form N-SAR

  For Period Ended:
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  [ ] Transition Report on Form 10-K
  [ ] Transition Report on Form 20-F
  [ ] Transition Report on Form 11-K
  [ ] Transition Report on Form 10-Q
  [ ] Transition Report on Form N-SAR
  For the Transition Period Ended:
                                  ---------------------------------------------

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Read Instruction (on back page) Before Preparing Form. Please Print or Type.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

   Commonwealth Income & Growth Fund II
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Full Name of Registrant

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Former Name if Applicable

   470 John Young Way Suite 300
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Address of Principal Executive Office (Street and Number)

   Exton, PA  19341
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City, State and Zip Code




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PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ ] (b) The subject annual report on Form 10-K will be filed on or before the 15th calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     All information necessary to formulate the 10-Q filing could not be gathered and structured into proper form without unreasonable delay. Additional time is needed to complete the financials for Commonwealth Income & Growth Fund II.



                                               (Attach Extra Sheets if Needed)

PART IV - OTHER INFORMATION


     (1) Name and telephone number of person to contact in regard to this notification

Kimberly A. Springsteen               610                   594-9600
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       (Name)                     (Area Code)          (Telephone Number)


     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
          filed? If answer is no, identify report(s).             [X] Yes [ ] No

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     (3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
          report or portion thereof?                              [ ] Yes [X] No

          If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                               George Springsteen
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date By  August 15, 2005                        By   /s/ George Springsteen
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                                                     CEO